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EXHIBIT 5.3



                                                                    EXHIBIT 5.3

                     [LETTERHEAD OF CERVANTES-QUIJANO. S.C.]

June 5, 2001

Mervyn Phelan
Senior Care Industries, Inc.
410 Broadway
Laguna Beach, CA 92651

Dear Mr. Phelan,

         Reference is made to contract for deed for 15 acres of beach front land within Plaza Rosarito and the Contract for Deed for Plaza Sol, executed on April 30th, 2001, between Senior Care International, S.A. de C.V. and Tri-National Holdings, S.A. de C.V. (hereinafter the "PROPERTIES").
In such respect, we have been requested to provide you with a legal opinion on such contracts .

         In rendering the opinions expressed below, we have examined copies or forms of the documents set forth below:

                  I. - Copy of the Contract for deed for 15 acres of beach front land within Plaza Rosarito and contract or deed for Plaza Sol, executed by and between Senior Care International, S.A. de C.V. and Tri-National Holdings, S.A. de C.V;

                  II.- Copy of the bylaws of Tri-National Holdings, S.A. de
C.V.;

                  III.- Copy of Tri-National Holdings, S.A. de C.V. title to the PROPERTIES, and

                  IV.- Copy of the incorporation documentation of Senior Care International, S.A. de C.V.

         Based upon the foregoing, we are of the opinion that:

         1.-      Tri-National Holdings, S.A. de C.V. is the legal owner
of the PROPERTIES in accordance with Mexican Law.

         2.-      That such contract was executed on behalf of Tri-National
Holdings, S.A. de C.V., by Mr. Michael Sunstein who is the president of the Board of Directors, as well as a shareholder of such company.

         3.-      That Mexican law considers Senior Care
International, S.A. de C.V., to be a legal entity in Mexico, and any documents which it executes are valid.

         4.- That the Contract for deed for Plaza Rosarito and Plaza Sol identify the PROPERTIES and establish a price for such, and in accordance with Mexican Law, this is sufficient for such contract to be binding.

         5.-      In view of the above, it is our opinion that the
Contract for deed is a legally binding document for both Senior Care International, S.A. de C.V. and Tri-National Holdings, S.A. de C.V.

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         Consequently, although formal title to the PROPERTIES will not pass until the sale is formalized before a Notary Public, Senior Care International, S.A. de C.V. has the right of ownership on the PROPERTIES, and can legally cause Tri-National Holdings, S.A. de C.V. to transfer the PROPERTIES to it or to its assignee.

         Our opinion is limited to the laws of Mexico and to the legal status of the PROPERTIES and in no way do we express any opinion with respect to the laws of any other jurisdiction.

         This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and the facts as we know or have explicitly assumed them to be. This opinion is rendered as of the date hereof, and it applies only to the matters expressly stated herein and no opinion should be inferred as to any other matter.

                                                   Truly yours,
                                              Cervantes-Quijano, S.C.

                                          S/ Fernando Cervantes Guajardo
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                                            Fernando Cervantes Guajardo